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EXHIBIT 11.1 STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                    Quarter Ended September 30,
                                                   ---------------------------
                                                      1998              1997
                                                   ----------      -----------
Net income (loss)                                  $  142,977      $(1,977,364)
Primary weighted average common shares              9,857,252        9,467,877
outstanding
Primary earnings per share                         $      .01      $      (.21)
Fully diluted weighted average common shares        9,857,252        9,467,877
outstanding
Fully diluted earnings per share                   $      .01      $      (.21)